                                                                                                         --------------------------
 FORM 3                                                                                                        OMB Approval
                                             U.S.  SECURITIES AND EXCHANGE COMMISSION                    --------------------------
                                                    WASHINGTON, D.C. 20549                               OMB Number:  3235-0104
                                                                                                         Expires: September 30, 1998
                                     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES             Estimated average burden
                                                                                                         hours per response... 0.5

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting       |  2. Date of Event Re-   |  4. Issuer Name and Ticker or Trading Symbol
   Person                              |     quiring Statement   |        National Processing, Inc. (NAP)
Gonzalez-Baz  Aureliano                |     (Month/Day/Year)    |------------------------------------------------------------------
---------------------------------------|                         | 5. Relationship of Reporting     | 6. If Amendment, Date of
(Last)        (First)       (Middle)   |      10/17/96           |    Person to Issuer              |    Original (Month/Day/Year)
                                       |-------------------------|    (Check all applicable)        |
2626 North Mesa #355                   |  3. IRS or Social       | _x_ Director      _____ 10% Owner|-------------------------------
---------------------------------------|     Security Number     | ___ Officer       _____ Other    | 7. Ind.or Joint/Group Filing
               (Street)                |     of Reporting        |     (give title         (specify |    (Check Applicable Line)
                                       |     Person (Voluntary)  |      below              below)   | _x_ Form filed by One
                                       |                         |                                  |     Reporting Person
El Paso          TX            79902   |                         |      ------------------------    | ___ Form filed by More than
                                       |                         |                                  |     One Reporting Person
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(City)          (State)         (Zip)  |      TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                       |
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1. Title of Security                   | 2. Amount of Securities         | 3. Ownership         | 4. Nature of Indirect Beneficial
                                       |    Beneficially Owned           |    Form: Direct      |    Ownership (Instr. 5)
                                       |    (Instr. 4)                   |    (D) or Indirect   |
                                       |                                 |    (I)  (Instr. 5)   |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
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                                       |                                 |                      |
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                                       |                                 |                      |
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                                       |                                 |                      |
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                                       |                                 |                      |
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                                       |                                 |                      |
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                                       |                                 |                      |
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                                       |                                 |                      |
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                                       |                                 |                      |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                       (Print or Type Responses)

FORM 3 (CONTINUED)
        TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1.Title of Derivative Security | 2.Date Exer-  | 3.Title and Amount of Securities | 4.Conver- | 5. Owner-   | 6. Nature of Indirect
  (Instr. 4)                   |   cisable and |   Underlying Derivative Security |  sion or  |    ship     |    Beneficial
                               |   Expiration  |   (Instr. 4)                     |  Exercise |    Form of  |    Ownership
                               |   Date        |                                  |  Price of |    Deriv-   |    (Instr. 5)
                               |   (Month/Day/ |                                  |  Deriv-   |    ative    |
                               |   Year)       |                                  |  ative    |    Security:|
                               |---------------|----------------------------------|  Security |    Direct   |
                               |Date   | Expir-|                         | Amount |           |    (D) or   |
                               |Exer-  | ation |         Title           | or     |           |    Indirect |
                               |cisable| Date  |                         | Number |           |    (I)      |
                               |       |       |                         | of     |           |  (Instr. 5) |
                               |       |       |                         | Shares |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
Stock Option (Right to Buy)    |   *   |10/16/06|    Common Stock        |25,000  |  $20.50   |      D      |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
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Explanation of Responses:
* Option granted under Issuer's 1996 Nonemployee Directors Stock Option Plan becoming exercisable as to one-third of the shares covered thereby on each of the first through third anniversaries of the date of grant

                                                                          /s/                                     November   , 1996
                                                                      ------------------------------------        -----------------
                                                                      **  Signature of Reporting Person                 Date
                                                                            Aureliano Gonzalez-Baz


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient,
      See Instruction 6 for procedure.